Exhibit 99.1

Johns Manville

Employees 401(k) Plan

Plan Number 005/EIN 84-0856796

Financial Statements as of and for the years ended December 31, 2017 and 2016, Supplemental Schedules as of and for the Year Ended December 31, 2017, and Independent Auditors’ Report

JOHNS MANVILLE EMPLOYEES 401(K) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1-2

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2017 and 2016	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2017 and 2016	4

Notes to Financial Statements	5–12

SUPPLEMENTAL SCHEDULES:	13

Form 5500, Schedule H, Part IV, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2017	14

Form 5500, Schedule H, Part IV, Question 4a — Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2017	15

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Plan Administrator of Johns Manville Employees 401(k) Plan (the “Plan”)

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Johns Manville Employees 401(k) Plan (the “Plan”) as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years ended December 31, 2017 and December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the years ended December 31, 2017 and December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedules of Schedule of Assets (Held at End of Year) as of December 31, 2017 and Schedule of Delinquent Participant Contributions for the year ended December 31, 2017 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 29, 2018

We have served as the auditor of the Plan since 2001.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS:
Participant-directed investments in Master Trust — Plan’s interest in Master Trust (excluding notes receivable from participants)	$535,417,216	$461,255,311

Receivables:
Notes receivable from participants	9,877,060	9,337,923
Participant contributions	824	-
Employer	5,257,188	6,746,415

Total receivables	15,135,072	16,084,338

Total assets	550,552,288	477,339,649

NET ASSETS AVAILABLE FOR BENEFITS	$550,552,288	$477,339,649

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

ADDITIONS:
CONTRIBUTIONS:
Participant contributions	$ 18,847,148	$ 17,758,549
Rollover contributions	2,679,524	1,795,282
Employer contributions	13,087,726	14,474,979

Total contributions	34,614,398	34,028,810

PLAN’S INTEREST IN MASTER TRUST INVESTMENT INCOME:
Dividends and interest	16,512,540	15,477,882
Net appreciation in fair value of investments	68,580,039	22,040,300

Plan’s interest in Master Trust investment income	85,092,579	37,518,182

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	427,026	399,528

DEDUCTIONS:
Benefits paid to participants	46,673,010	37,109,149
Administrative expenses, net of revenue sharing	(223,294)	(181,198)

Total deductions	46,449,716	36,927,951

INCREASE IN NET ASSETS BEFORE PLAN TRANSFERS	73,684,287	35,018,569

NET TRANSFERS (OUT) IN OF PLAN:
Transfers of assets from this Plan	(471,648)	(46,191)

INCREASE IN NET ASSETS	73,212,639	34,972,378
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	477,339,649	442,367,271

End of year	$550,552,288	$477,339,649

See notes to financial statements.

JOHNS MANVILLE EMPLOYEES 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

1.	DESCRIPTION OF THE PLAN

General — The following description of the Johns Manville Employees 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

The Plan is a defined contribution plan sponsored by Johns Manville Corporation and offered through its wholly owned subsidiary, Johns Manville (the “Company”). The Plan provides eligible employees a convenient means for regular and systematic savings with several investment options. The investments of the Plan are maintained in the Johns Manville Master Trust (the “Master Trust”). Fidelity Management Trust Company (“Fidelity” or the “Trustee”), the trustee of the Plan, administers, manages, and reports the Plan’s investment transactions.

Investments — Participants direct the investment of their contributions into the various funds offered by the Plan.

Contributions — Pre-Tax Contributions — Eligible employees may contribute to the Plan through a reduction in salary on a pretax basis from 1% to 75% of eligible compensation (defined generally as regular fixed compensation, plus commissions, bonuses, and overtime pay).

Contributions — After-Tax Contributions — Employees may elect to contribute 1% to 9% of eligible salary on an after-tax basis regardless of the percentage of pretax contributions.

Company Contributions — The Company contribution is based on a 50% fixed match on the first 6% of pre-tax employee contributions up to a maximum of 3% of eligible compensation, plus up to 50% variable match based on the operating performance of the Company and management’s sole discretion. The Company may also, at its sole discretion, contribute an additional variable match of up to 1% of pensionable wages if the participant is contributing between 6% and 7% in pre-tax contributions.

Company contributions of $5,257,188 and $6,746,415 related to the Company’s variable match were accrued for as of December 31, 2017 and 2016, respectively. Voluntary after-tax contributions, catch-up contributions and rollover contributions are not matched by the Company. The Company’s annual contribution made on behalf of any one employee is subject to certain maximums as specified in the Plan and regulated by the Internal Revenue Service (IRS).

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Contributions are subject to certain Internal Revenue Code (IRC) limitations.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution, and allocations of the Company’s discretionary contributions, participant forfeitures and Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants may change their deferral percentage of authorized payroll deductions at any time in accordance with administrative notice requirements.

Eligibility — Full-time salaried employees, and nonunion hourly employees at participating locations are eligible to become Plan participants on the first day of employment or immediately upon reemployment, if previously an eligible employee. If the employee is part-time, such employee becomes eligible to participate in the Plan on the first payroll date on or after their first anniversary of employment or immediately upon reemployment, if previously an eligible employee.

Vesting — Participant contributions and earnings thereon vest to the participant immediately. Company contributions and the earnings thereon vest 100% to the participant after three years of service.

Withdrawals and Notes Receivable from Participants — Active employees may take a distribution of their vested Company matching contributions according to the provisions of the plan. Company matching contributions must have been in the Plan for at least 24 months or the member must have a minimum five years participation to qualify for an in-service distribution. All other vested amounts (except those relating to participant pre-tax and conversion contributions and earnings thereon) may be withdrawn by the participant at any time subject to the maximum number of withdrawals available. For eligible contributions made to the Plan prior to July 1, 2010, participants can take up to four in-service withdrawals from their vested account balance in any plan year. For eligible contributions made to the Plan on and after July 1, 2010, participants can take one in-service withdrawal from their vested account balance during the calendar year. Employee pre-tax contributions and earnings thereon may not be withdrawn until the participant attains age 59-1/2, leaves the Company, or furnishes satisfactory proof of financial hardship. Rollover contributions are available for immediate withdrawal. Conversion contributions are not eligible for withdrawal. The minimum amount per non-hardship in-service withdrawal is $200.

If a participant’s employment is terminated for reasons other than death, disability, or retirement, the participant forfeits any unvested Company contributions and applicable earnings. Participants with vested balances (excluding rollover contributions) greater than $5,000 can elect to defer distribution of their account until the minimum required distribution rules apply. All other participants are subject to a lump sum payout or rollover to Fidelity Individual Retirement account. If the participant dies before receiving a full distribution of their account, the vested portion must be distributed to the designated beneficiary no later than December 31 of the calendar year containing the fifth anniversary of the participant’s death. The Plan distributes Required Minimum Distributions following Plan documents and in accordance with federal law.

Hardship withdrawals are subject to six months suspension of participant contributions. Suspension does not occur if the withdrawal is limited to after-tax contributions and the related earnings thereon.

The Plan’s loan provisions allow participants to borrow up to 50% of the value of their vested account balances; however, in no event within the previous 12-month period can the participant’s aggregate loan balance exceed $50,000. All loans are collateralized by the participant’s account balances and bear interest at 1% over the prime rate as of the last day of the month preceding the loan withdrawal. Interest rates on participant loans range from 4.25% to 10.50% and have maturity dates through 2042. Principal and interest are paid ratably through payroll deductions.

Forfeited Accounts — Forfeitures serve to reduce future contributions from the Company. As of December 31, 2017, and 2016, the forfeitures account balances were insignificant. During 2017, employer contributions were reduced by $346,469 from forfeited nonvested accounts. If a participant is not rehired by the Company and does not make a withdrawal, the nonvested accounts will be forfeited after five years, or upon a total distribution if earlier. A participant who takes a total distribution and is subsequently rehired by the Company within five years has the option of repaying to the Plan, within five years of the reemployment date, cash in one lump-sum equal to the full amount received from the Plan at termination. If such repayment is made, the Company will restore to the participant’s account, the amounts previously forfeited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of the financial statements in conformity with GAAP, requires Plan management to make estimates and assumptions that affect the amounts reported in these financial statements, including disclosures of contingent liabilities. Actual results may differ from those estimates and assumptions.

Risks and Uncertainties — The Plan provides various investment options to participants. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation of Master Trust Fund and Income Recognition — Investments are stated at fair value. Fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s interest in the Master Trust is presented at fair value, which has been determined based on the fair value of the underlying investments of the Master Trust. The Master Trust invests in mutual funds, collective trust funds, and Berkshire Hathaway Class B Unitized Stock (domestic stock fund). Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Master Trust at year-end. The collective trust funds and domestic stock fund are maintained on a unit value basis. Participants do not have beneficial ownership in specific underlying securities but have an interest therein represented by units valued at the last business day of the period.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Administrative Expenses — In general, as provided in the Plan document, all expenses incurred in connection with administering the Plan, including but not limited to legal, accounting, and consulting fees, will be paid by the Plan, in the discretion of the Benefits Committee, except to the extent such expenses are paid by the Employer.

The Plan is permitted to require Participants to pay certain fees in connection with the operation of the Plan from individual Participant accounts. As a result, each Participant’s account is charged an annual fee to help cover the cost of Plan administration. The 2017 annual fees were $62. In 2016 the fees were paid by the Plan so $0 was charged to the Participant accounts. Moreover, certain Plan Investment Funds generate revenue credits. Participants who invest in these Investment Funds may realize a reduction of their quarterly recordkeeping fee. During 2017 and 2016, the Plan’s administrator applied credits against plan level administrative expenses as part of a revenue sharing arrangement resulting in a net benefit on the statement of changes in net assets.

Payments of Benefits — Benefit payments to participants are recorded upon distribution. There were no participants, who have elected to withdraw from the Plan, but have not yet been paid as of December 31, 2017 and 2016.

Transfers — Along with the Plan, the Company sponsors a Johns Manville Hourly Employees 401(k) Plan (the “Hourly Employees Plan”) for hourly employees. If employees change their union status during the year, they may elect to transfer their account balance into the corresponding plan. For the years ended December 31, 2017 and 2016, plan transfers reported in the statement of changes in net assets available for benefit to the Hourly Employees Plan were $471,648 and $46,191 respectively.

Subsequent Events — Subsequent events were evaluated through June 29, 2018, the date the financial statements were available to be issued.

3.	INTEREST IN MASTER TRUST

Certain of the Plan’s investment assets are held in a trust account at the Trustee and consist of an undivided interest in an investment account of the Johns Manville Corporation DC Master Trust (the “Master Trust”), a master trust established by the Company and administered by the Trustee. Use of the Master Trust permits the commingling of trust assets with the assets of the Johns Manville Hourly Employees 401(k) Plan for investment and administrative purposes. Although assets of both plans are commingled in the Master Trust, the Trustee maintains supporting records for the purpose of allocating the net gain or loss of the investment account to the participating plans. The net investment income and administrative expenses are allocated by the Trustee to each participating plan based on the relationship of the interest of each plan to the total of the interests of the participating plans.

The assets of the Master Trust as of December 31, 2017 and 2016, are summarized as follows:

	2017	2016

Investments:
Mutual funds — whose fair value is determined based on quoted market prices	$372,385,888	$551,323,587
Collective Trust funds	270,130,811	-
Berkshire Hathaway Class B Unitized Stock	30,066,681	25,372,063

Total investments of the Master Trust	672,583,380	576,695,650

Notes receivable from participants	18,175,531	17,051,090

Total net assets of the Master Trust	$690,758,911	$593,746,740

Plan’s interest in investments of the Master Trust	$535,417,216	$461,255,311
Plan’s interest in notes receivable from participants of the Master Trust	9,877,060	9,337,923

Plan’s interest in net assets of the Master Trust	$545,294,276	$470,593,234

Plan’s interest in the Master Trust as a percentage of the total	78.94%	79.26%

The net investment earnings of the Master Trust for the year ended December 31, 2017 and 2016, are summarized below:

	2017	2016

Dividends and interest — mutual funds	$20,344,672	$19,469,425

Net appreciation in fair value of investments:
Mutual funds	75,495,378	22,500,073
Collective Trust funds	5,946,949	-
Berkshire Hathaway Class B Unitized Stock	5,120,396	4,591,408

Net appreciation in fair value of investments	86,562,723	27,091,481

Interest income on notes receivable from participants	770,607	702,892

Net earnings of the Master Trust	$107,678,002	$47,263,798

4.	FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter dated April 10, 2012, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC requirements. During the 2016 Plan year, the Plan had certain operational and administrative issues occur. To prevent the Plan from incurring a qualification defect, the Plan’s sponsor has taken the necessary corrective action in accordance with the acceptable correction methods of the Employee Plans Compliance Resolution System (EPCRS). The Plan Sponsor believes the Plan has maintained its tax-exempt status. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2013.

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated by the Company, participant accounts would become fully vested. The assets of the Plan would be distributed to the participants based on their account balances. In addition, any previously forfeited amounts that had not been applied to reduce Company contributions would be credited ratably to the accounts of the participants remaining in the Plan at the time of such termination.

6.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund within the Master Trust.

As of December 31, 2017 and 2016, the Master Trust held 774,964 units and 789,668 units, respectively, of common stock of Berkshire Hathaway Class B Unitized Stock, the parent company of the sponsoring employer, with a cost basis of $17,047,696 and $16,155,103, respectively. Of the units held by the Master Trust, the Plan’s units were 710,993 and 727,590 as of December 31, 2017 and 2016, respectively, with a cost basis of $15,508,291 and $14,755,060, respectively.

7.	NONEXEMPT PARTY-IN-INTEREST TRANSACTION

The Company remitted participant contributions of $89,938 and loan repayments of $37,093 for a total of $127,031 for Plan year 2017 to the Trustee later than required by Department of Labor (DOL) Regulation 2510.3-102. The Company remitted participant contributions of $1,167,903 and loan repayments of $175,154 for a total of $1,343,057 for Plan year 2016 to the Trustee later than required by DOL Regulation 2510.3-102. The Company will file Form 5330 with the IRS and pay the required excise tax on the transactions for Plan year 2017 by the applicable due date. Form 5330 for the 2016 Plan year was filed and the required excise tax was paid by the applicable due for that year. In addition, participant accounts have been credited with the amount of investment income that would have been earned had the participant contributions been remitted on a timely basis.

8.	FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, established a single authoritative definition of fair value, set a framework for measuring fair value, and requires additional disclosures about fair value measurements. In accordance with ASC 820, the Master Trust classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Master Trust’s policy is to recognize significant transfers between levels at the end of the reporting period. For the years ended December 31, 2017 and 2016, there were no significant transfers in or out of Levels 1, 2, or 3. The following tables set forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value on a recurring basis as of December 31, 2017 and 2016.

	Fair Value Measurements as of December 31, 2017, Using

	Level 1	Level 2	Level 3	NAV	Total

Berkshire Hathaway Class B Unitized Stock Fund	$-	$-	$-	$30,066,681	$30,066,681

Common Collective trust	-	-	-	270,130,811	270,130,811

Mutual funds	372,385,888	-	-	-	372,385,888

Total	$372,385,888	$-	$-	$300,197,492	$672,583,380

	Fair Value Measurements as of December 31, 2016, Using

	Level 1	Level 2	Level 3	NAV	Total

Berkshire Hathaway Class B Unitized Stock Fund	$-	$-	$-	$25,372,063	$25,372,063

Mutual funds	551,323,587	-	-	-	551,323,587

Total	$551,323,587	$-	-	$25,372,063	$576,695,650

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table for December 31, 2017 and 2016, sets forth a summary of the Master Trust investments with a reported net asset value (NAV).

2017	Fair Value*	Redemption Frequency	Redemption Notice Period

Berkshire Hathaway Class B Unitized Stock	$30,066,681	Immediate	None

Collective Trust Funds	$270,130,811	Immediate	None

2016

Berkshire Hathaway Class B Unitized Stock	$25,372,063	Immediate	None

* The fair value of the investment has been estimated using the NAV of the investment.

The Berkshire Hathaway Class B Unitized Stock Fund is made up of Berkshire Hathaway Class B Stock, as well as short-term investments. The investment objective of this fund is to increase the value of the participant’s investments over the long term. There are no unfunded commitments in addition to the fact that there are no other redemption restrictions related to the Master Trust’s holding of the Berkshire Hathaway Class B Unitized Stock Fund.

The Collective Trust Funds are Target Retirement Trusts invested in T.R. Price and Fidelity mutual funds. While the trust units are not actively traded in a public exchange, the underlying mutual fund investments held by the trusts are actively traded in a public exchange. The readily observable quoted share prices for the underlying mutual fund investments are used to determine the net asset value of the trusts at year-end. There are no unfunded commitments in addition to the fact that there are no other redemption restrictions related to the Master Trust’s holding of the various Collective Trust Funds.

******

SUPPLEMENTAL SCHEDULES

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2017

(a)	Identity of Issuer, Borrower, Lessor, or Similar Party	(b)	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(c) Cost	(d)	Current Value

	* Various plan participants		Notes receivable from participants (maturing through 2042 at interest rates of 4.25%–10.50%)	**		$9,877,060

*	Exempt party-in-interest (Note 6).
**	Cost information is not required for participant-directed investments and, therefore, is not included.

JOHNS MANVILLE EMPLOYEES 401(k) PLAN

EIN 84-0856796

Plan Number: 005

FORM 5500, SCHEDULE H, PART IV, QUESTION 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2017

	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Participant Contributions Transferred Late to the Plan	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Corrected thru VFCP

Certain participant contributions for employees were not timely funded as prescribed by D.O.L. Regulation 2510.3-102. The various 2016 participant contributions were deposited on various dates in 2016.	$ -	$1,343,057	$ -	$ -

Certain participant contributions for employees were not timely funded as prescribed by D.O.L. Regulation 2510.3-102. The various 2017 participant contributions were deposited on various dates in 2017.	-	127,031	-	-

	$ -	$1,470,088	$ -	$ -